Exhibit 5.1

October 3, 2025

CISO Global, Inc.

6900 E. Camelback Road

Suite 900

Scottsdale, AZ 85251

Re:	CISO Global, Inc. - Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to CISO Global, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers the resale, by B. Riley Principal Capital I, a fund managed by B. Riley Securities Holdings, Inc. (the “Selling Stockholder”), from time to time pursuant to Rule 415 of the Securities Act as set forth in the Registration Statement of 39,062,500 shares (the “Shares”) of common stock, par value $0.00001 per share (the “Common Stock”), of the Company underlying shares of Series B Convertible Preferred Stock, par value $0.00001 per share (the “Series B Preferred Stock”) of the Company that may be issued to the Selling Stockholder from time to time pursuant to the Preferred Equity Purchase Agreement, dated as of September 24, 2025 (the “Purchase Agreement”), between the Company and the Selling Stockholder.

In connection therewith, we have examined originals, or certified copies or copies otherwise identified to our satisfaction, of the following: (i) the Registration Statement; (ii) the Company’s Second Amended and Restated Certificate of Incorporation, as amended; (iii) the Company’s Second Amended and Restated By-laws; (iv) resolutions of the Board of Directors of the Company; and (v) such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Greenberg Traurig, LLP | Attorneys at Law
2375 East Camelback Road | Suite 800 | Phoenix, Arizona 85016 | T +1 602.445.8000 | F +1 602.445.8100
www.gtlaw.com

CISO Global, Inc.

October 3, 2025

Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and subject to the further limitations and qualifications set forth below, based solely upon our review of the documents listed above, it is our opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and under Delaware General Corporation Law and, when issued by the Company upon the conversion of the Series B Preferred Stock delivered and paid for in accordance with the terms of the Purchase Agreement, and when evidence of the conversion and issuance thereof is duly recorded in the Company’s books and records, the Shares will be validly issued, fully paid, and nonassessable.

We express no opinion as to the applicability or effect of any laws, orders, or judgments of any state or other jurisdiction other than federal securities laws and the substantive laws of the state of Delaware, including judicial interpretations of such laws. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

We hereby expressly consent to any reference to our firm in the Registration Statement, inclusion of this Opinion as an exhibit to the Registration Statement, and to the filing of this Opinion with any other appropriate governmental agency.

Sincerely,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP | Attorneys at Law
www.gtlaw.com